Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

LegalZoom.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	38,012,988(1)	$11.30(2)	$429,546,765	0.0001102	$47,337

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$429,546,765		$47,337

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$47,337

(1)

Represents shares of common stock, par value $0.001 per share (“Common Stock”), of LegalZoom.com, Inc., subject to adjustments for stock splits, stock dividends and similar transactions, that may be offered and sold from time to time by the selling stockholder identified in the registration statement.

(2)

Estimated pursuant to Rule 457(c), the proposed maximum offering price per share of Common Stock registered hereunder is based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on August 30, 2023, which was $11.30 per share.